SUB-ITEM 77Q1:

November 26, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549-7561

Ladies and Gentlemen:

We have read the Centre Funds’ statements included under Exhibit:  Sub-Item77K of its Form N-SAR dated September 30, 2014, and are in agreement with the statements contained therein concerning our Firm in response to Item 304(a) of Regulation S-K.

Very truly yours,

/s/Rothstein Kass